Exhibit 99.1

ImmuDyne Announces Q2 2016 Net Sales Up 343%, Adjusted Non-GAAP Net Income

MT. KISCO, N.Y., August 15, 2016 (GLOBE NEWSWIRE) -- ImmuDyne (OTCQB:IMMD) announced today its financial results for the quarter ended June 30, 2016 and provided an update on its interim results for the first six weeks of Q3 2016.

“We are pleased with our growth. Net sales increased 343% to $1.227 million, driven predominately by our direct response marketing expansion. Adjusted net income improved to $109,720 from adjusted net loss of ($19,028) in the previous year. For the remainder of 2016, we are forecasting further, elevated revenue growth, along with improving margins. We continue to operate responsibly in support of our compelling opportunities,” stated Mark McLaughlin, CEO and President of ImmuDyne.

Please see the schedule accompanying this release for a reconciliation of adjusted net income to the comparable GAAP measure.

About ImmuDyne

ImmuDyne, Inc. (the “Company”) is a health and wellness company which develops, manufactures, markets, and sells innovative lifestyle products. The Company’s lead products contain its proprietary yeast beta glucans that have been shown through testing and analysis to support the immune system. The Company’s products include once a day oral intake capsules as well as topical serums and creams for skin application. ImmuDyne also has developed a proprietary natural delivery technology for potential new market opportunities. All of ImmuDyne’s intellectual property is protected by patents and/or trade secrets. Additional information can be found on the web at www.immudyne.com.

Forward-Looking Statements

Cautionary language regarding Forward-Looking Statements Safe Harbor Act Disclaimer: Forward-looking statements in this release are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Certain statements in this press release, including projections with respect to ImmuDyne’s results of operations, may contain words such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "projects," "plans," "targets" and other similar language and are considered forward-looking statements. These statements are based on management's current expectations, estimates, and forecasts. These forward-looking statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and therefore the actual results may be materially different from those discussed.

Contact:

ImmuDyne, Inc.

Mark McLaughlin: +1-914-714-8901

Source: ImmuDyne, Inc.

Released August 15, 2016

Immudyne, Inc.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Adjusted Non-GAAP Net Income:

GAAP Net (loss) income attributable to Immudyne, Inc.	(199,976)	$(21,028)	$(262,025)	$(19,362)

Non-GAAP Adjustments:
Expense for contingent options	38,867	2,000	77,733	4,000
Common stock issued for compensation	230,000	-	230,000	-
Fair value of options issued for services	40,829	-	40,829	-
Total non-GAAP adjustments	309,696	2,000	348,562	4,000

Adjusted non-GAAP Net (loss) income attributable to Immudyne, Inc.	$109,720	$(19,028)	$86,537	$(15,362)

This earnings release contains non-GAAP financial measures that may not be directly comparable to other similarly titled measures used by other companies. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because management of the Company uses these financial measures in monitoring and evaluating the Company’s ongoing financial results and trends. Management uses this non-GAAP information as an indicator of business performance, and evaluates overall management with respect to such indicators. These non-GAAP measures should be considered in addition to, but not as a substitute for, measures of financial performance prepared in accordance with GAAP.